PROSPECTUS SUPPLEMENT	Filed Pursuant to 424(b)(3)

To Prospectus dated May 6,	2025 Registration No. 333-274606

KINDLY MD, INC.

2,059,811 Shares of Common Stock Issuable Upon Exercise of Previously Issued Warrants

and

82,310 Shares of Common Stock

This prospectus supplement updates and supplements the information contained in the prospectus dated May 6, 2025 (as may be supplemented or amended from time to time, the “Prospectus”), which forms part of our registration statement on Form S-1 (File No. 333-274606), as amended, with the information contained in our Current Report on Form 8-K Amendment which was filed with the Securities and Exchange Commission on August 26, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by Kindly MD, Inc., a Utah corporation, of up to 2,059,811 shares of common stock underlying the tradeable warrants (the “Tradeable Warrants”), the non-tradeable warrants (the “Non-tradeable Warrants”) and the representative’s warrants (the “Representative’s Warrants” and, together with the Tradeable Warrants and the Non-tradeable Warrants, the “Warrants”) previously issued by us in our initial public offering that closed on June 3, 2024. We are not selling any shares of our common stock in this offering, and, as a result, we will not receive any proceeds from the sale of the common stock covered by this prospectus. All of the net proceeds from the sale of our common stock will go to the holders of the Warrants. Upon exercise of the Warrants, however, we will receive proceeds from the exercise of such Warrants if exercised for cash.

The Prospectus and the prospectus supplement also relate to the resale from time to time by the selling stockholders named in the Prospectus (the “Selling Stockholders”) of 82,310 shares of common stock. We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders pursuant to the Prospectus.

You should read this prospectus supplement in conjunction with the Prospectus. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.

Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “NAKA.” The last reported sale price of our common stock on Nasdaq on September 3, 2025 was $4.22 per share. Our Tradeable Warrants, previously listed on Nasdaq under the symbol “NAKAW,” have been delisted from Nasdaq and are now quoted on the OTC Pink marketplace under the symbol “NAKAW.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of the Prospectus and in the other documents that are incorporated by reference in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 3, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 11, 2025

Kindly MD, Inc.

(Exact name of registrant as specified in its charter)

001-42103	84-3829824
(Commission File Number)	(IRS Employer Identification Number)

5097 South 900 East, Suite 100, Salt Lake City, UT	84117
(Address of Principal Executive Offices)	(Zip Code)

(385) 388-8220

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001	NAKA	The Nasdaq Stock Market LLC
Tradeable Warrants to purchase shares of Common Stock, par value $0.001 per share	NAKAW	OTC Pink Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

On August 15, 2025, Kindly MD, Inc. (the “Company”) filed with the U.S. Securities and Exchange Commission a Current Report on Form 8-K (the “Initial Form 8-K”) to report the consummation of the transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Kindly Holdco Corp, a Delaware corporation and a direct, and wholly owned subsidiary of the Company (“Merger Sub”), Nakamoto Holdings Inc., a Delaware Corporation (“Nakamoto”) and Wade Rivers, LLC, a Wyoming limited liability company (“Wade Rivers”) and related issuance of common stock and pre-funded warrants (the “PIPE Transaction”) and issuance of convertible debentures (the “Debt Transaction”). Pursuant to the Merger Agreement, among other things, Merger Sub merged with and into Nakamoto, with Nakamoto surviving as a wholly owned subsidiary of the company (such transaction, the “Merger”). The Merger closed on August 14, 2025 (the “Closing Date”).

The Company is filing this Amendment No. 1 on Form 8-K/A to the Initial Form 8-K (this “Amendment”) for the purpose of amending the Initial Form 8-K to provide certain historical financial information of Nakamoto and unaudited pro forma condensed combined financial data of the Company in accordance with Items 9.01(a) and 9.01(b) of Form 8-K, respectively, and the incorporation of disclosure regarding supplemental risk factors, Management Discussion and Analysis and Information on Nakamoto disclosures in Item 8.01 on of Form 8-K. No other changes to the Initial Form 8-K are being made hereby. This Amendment should be read in conjunction with the Initial Form 8-K, which provides a more complete description of the Merger and PIPE Transaction and the Current Report on Form 8-K filed with the SEC on August 15, 2025, regarding the Debt Transaction.

Item 8.01 Other Events.

The Company is filing this amendment to supplement its prior disclosures in connection with the Merger, the PIPE Financings, and related transactions described in the Initial Form 8-K. Specifically, the Company is providing additional risk factors addressing cybersecurity and data privacy matters and risks related to the bitcoin treasury strategy (the “Supplemental Risk Factors”), as well as updated Management’s Discussion and Analysis and Information about Nakamoto disclosures relevant to its business. These updates are intended to supplement and update the disclosures previously included in the Company’s public filings, including those under the headings “Risk Factors,” “Management’s Discussion and Analysis,” and “Information About Nakamoto” in the Company’s Definitive Information Statement (filed with the SEC on July 22, 2025), Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 (filed with the SEC on August 5, 2025), and the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 (filed with the SEC on March 28, 2025, as amended).

The supplemental risk factors related to the bitcoin treasury strategy, cybersecurity and data privacy are filed herewith as Exhibit 99.3 to this Form 8-K/A and are incorporated herein by reference. Management’s Discussion and Analysis and Information About Nakamoto disclosures are filed herewith as Exhibits 99.5, 99.6 and 99.7 to this Form 8-K/A and are also incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The audited financial statements (and notes thereto) of Nakamoto Holdings, Inc. as of April 30, 2025, and for the period from March 6, 2025 (inception) to April 30, 2025, are filed as Exhibit 99.1 to this Form 8-K/A.

The unaudited financial statements (and notes thereto) of Nakamoto Holdings, Inc. as of June 30, 2025, and for the period from March 6, 2025 (inception) to June 30, 2025, are filed as Exhibit 99.2 to this Form 8-K/A.

(b) Pro Forma Financial Information.

The unaudited pro forma condensed combined financial information reflecting the acquisition of Nakamoto Holdings, Inc., including the unaudited pro forma condensed combined balance sheet as of June 30, 2025 and the unaudited pro forma condensed combined statement of operations for the sixth months ended June 30, 2025 and for the year ended December 31, 2024, are filed as Exhibit 99.3 to this Form 8-K/A.

(d) Exhibits.

Exhibit No.	Description of Exhibit
23.1	Consent of Wolf & Company, P.C.
99.1	Audited Financial Statements of Nakamoto Holdings, Inc. as of April 30, 2025, and for the period from March 6, 2025 (inception) to April 30, 2025 (incorporated by reference to the definitive information statement filed by the Company on July 22, 2025).
99.2	Unaudited Financial Statements of Nakamoto Holdings, Inc. as of June 30, 2025, and for the period from March 6, 2025 (inception) to June 30, 2025.
99.3	Unaudited pro forma condensed combined financial statements of Kindly MD, Inc. giving effect to the acquisition of Nakamoto Holdings, Inc., including the unaudited pro forma condensed combined balanced sheet as of June 30, 2025, and the unaudited pro forma combined statement of operations for the three-months ended June 30, 2025, and the year ended December 31, 2024.
99.4	Supplemental Risk Factors
99.5	Management Discussion and Analysis for the period from March 6, 2025 (inception) to June 30, 2025
99.6	Information About Nakamoto
99.7	Management Discussion and Analysis for the period from March 6, 2025 (inception) to April 30, 2025
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunder duly authorized.

KINDLY MD, INC.

Dated: August 25, 2025	By:	/s/ David Bailey
David Bailey
Chief Executive Officer

3

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form 8-K/A and related Prospectus of Kindly MD, Inc. of our report dated June 17, 2025, relating to the financial statements of Nakamoto Holdings, Inc. as of April 30, 2025, and for the period from March 6, 2025 (inception) through April 30, 2025.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Wolf & Company, P.C.

Wolf & Company, P.C.

Boston, Massachusetts

August 25, 2025

Exhibit 99.2

NAKAMOTO HOLDINGS, INC.

BALANCE SHEET

(UNAUDITED)

June 30, 2025
ASSETS
Current assets:
Cash	$390,760
Total assets	$390,760

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$5,035,091
Loan payable	500,000
Total liabilities	5,535,091

Stockholders’ deficit:
Common Stock, ($0.01 par value per share; authorized – 1,000,000 shares)
Class A Common Stock ($0.01 par value per share; 800,000 shares authorized, 50,000 shares issued and outstanding)	500
Class B Common Stock ($0.01 par value per share; 200,000 shares authorized, 50,000 shares issued and outstanding)	500
Additional paid-in capital	9,000
Accumulated deficit	(5,154,331)
Total stockholders’ deficit	(5,144,331)
Total liabilities and stockholders’ deficit	$390,760

The accompanying notes are an integral part of these unaudited financial statements.

NAKAMOTO HOLDINGS, INC.

STATEMENT OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended	For the Period from March 6, 2025 (Inception) to
	June 30, 2025	June 30, 2025

Operating expenses:
General and administrative expenses	$4,306,949	5,153,024
Total operating expenses	4,306,949	5,153,024

Loss from operations	(4,306,949)	(5,153,024)

Other expense:
Interest expense	1,307	1,307
Total other expense	1,307	1,307

Net loss	$(4,308,256)	$(5,154,331)

Net loss per common share - basic and diluted	$(43.08)	$(51.54)
Weighted average shares outstanding - basic and diluted	100,000	100,000

The accompanying notes are an integral part of these unaudited financial statements.

NAKAMOTO HOLDINGS, INC.

STATEMENT OF STOCKHOLDERS’ DEFICIT

FOR THE PERIOD FROM MARCH 6, 2025 (INCEPTION) TO JUNE 30, 2025

(UNAUDITED)

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance at March 6, 2025 (Inception)	-	$-	-	$-	$-	$-	$-

Issuance of common stock	50,000	500	50,000	500	9,000	-	10,000
Net loss	-	-	-	-	-	(846,075)	(846,075)
Balance as of March 30, 2025	50,000	$500	50,000	$500	$9,000	$(846,075)	$(836,075)

Net loss	-	-	-	-	-	(4,308,256)	(4,308,256)
Balance as of June 30, 2025	50,000	$500	50,000	$500	$9,000	$(5,154,331)	$(5,144,331)

The accompanying notes are an integral part of these unaudited financial statements.

NAKAMOTO HOLDINGS, INC.

STATEMENT OF CASH FLOWS

(UNAUDITED)

For the Period from March 6, 2025 (Inception) to June 30, 2025

Cash flows from operating activities:
Net loss	$(5,154,331)
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	5,035,091
Net cash used in operating activities	(119,240)

Cash flows from financing activities:
Proceeds from loan payable	500,000
Proceeds from stock subscriptions	10,000
Net cash provided by financing activities	510,000

Net change in cash	390,760

Cash - beginning of period	-

Cash - end of period	$390,760

The accompanying notes are an integral part of these unaudited - financial statements.

NAKAMOTO HOLDINGS, INC.

NOTES TO FINANCIAL STATEMENTS

For the Period from March 6, 2025 (Inception) to June 30, 2025

(UNAUDITED)

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

Nakamoto Holdings, Inc. (the “Company”) was incorporated in the state of Delaware under General Corporation Law on March 6, 2025. The Company was incorporated for the purpose of bitcoin treasury management.

As of June 30, 2025, the Company had not commenced any operations.

Plan of Merger

On May 12, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Kindly MD, Inc., a Utah corporation (“Kindly”), Kindly Holdco Corp, a Delaware corporation and a direct, and wholly-owned subsidiary of Kindly (“Merger Sub”), and Wade Rivers, LLC, a Wyoming limited liability company.

Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving entity and a wholly-owned subsidiary of Kindly. As a result, the holders of the Company’s Class A and Class B common stock (other than shares held in treasury or by dissenting stockholders) will receive an aggregate 22.3 million shares of Kindly common stock based on a price per share of $1.12 Shares of Merger Sub common stock will be converted into shares of common stock of the Company.

In connection with the Closing of the Merger, the Company will enter into an Assignment and Assumption Agreement, pursuant to which the Company will assign to Kindly all of its rights and delegate all of its obligations under the Marketing Services Agreement, see Note 6, Commitments and Contingencies. Kindly will accept the assignment and agree to assume and perform all obligations of the Company under the Marketing Services Agreement from and after the effective date of the Assignment and Assumption Agreement.

The Assignment and Assumption Agreement provides that the per share price for any equity consideration to be issued under the Marketing Services Agreement will be equal to the price per share of Kindly Common Stock issued in the PIPE Financing (the “PIPE Price Per Share”). The aggregate consideration to be received by the stockholders of BTC upon exercise of any call or put rights under the Marketing Services Agreement (i) will not exceed 600 million shares of Kindly Common Stock and (ii) will be calculated based on an industry standard multiple, not to be less than 10, of the earnings before interest, taxes, depreciations, and amortization (“EBITDA”) of BTC and its subsidiaries, with such EBITDA to equal or exceed $4,500,000, divided by the PIPE Price Per Share, as determined by a mutually agreed upon investment bank.

On August 14, 2025, the Company completed the Merger pursuant to which:

●	Each share of common stock of Merger Sub issued and outstanding immediately prior to the Merger was converted into and became one fully paid and nonassessable share of common stock of the Company;

●	All shares of Class A common stock and Class B common stock of the Company held in treasury immediately prior to the Merger were cancelled and ceased to exist;

●	Each share of Class A common stock (other than shares cancelled in accordance with the preceding clause (ii) and any Dissenting Shares) issued and outstanding immediately prior to the Merger were automatically converted into the right to receive from Kindly the number of validly issued, fully paid and nonassessable shares of Kindly’s Common Stock equal to the Class A Exchange Ratio.

●	Each share of Class B common stock (other than shares cancelled in accordance with the preceding clause (ii) and any Dissenting Shares) issued and outstanding immediately prior to the Merger were automatically converted into the right to receive from Kindly the number of validly issued, fully paid and nonassessable shares of Kindly’s Common Stock equal to the Class B Exchange Ratio.

The holders of the Company’s Class A and Class B common stock (other than shares held in treasury and the Dissenting Shares) accordingly received an aggregate of 22.3 million shares of Kindly Common Stock.

NOTE 2. LIQUIDITY AND GOING CONCERN

The unaudited financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”), which contemplates continuation of the Company as a going concern. The Company is subject to a number of risks similar to those of earlier stage commercial companies, including dependence on key individuals and products, the difficulties inherent in the development of a commercial market, the potential need to obtain additional capital, competition from other bitcoin treasury management companies. The Company has a limited operating history and the sales and income potential of its business and market are unproven.

The Company had net loss of $5,154,331 and negative cash flow used in operations of $119,240 for the from March 6, 2025 (Inception) to June 30, 2025. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance of these unaudited financial statements.

Management believes that the existing cash as of June 30, 2025, will not be sufficient to fund operations for at least the next twelve months following the issuance of these unaudited condensed consolidated financial statements. In order to have sufficient cash to fund the Company’s operations in the future, the Company will need to raise additional equity or debt capital and cannot provide any assurance that the Company will be successful in doing so. If the Company is unable to raise sufficient capital to fund the Company’s operations, the Company may need to sell some or all of its assets or merge with another entity. As a result of these factors, management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the date of these financial statements. The Company’s unaudited financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying unaudited financial statements have been prepared in accordance with GAAP as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). The unaudited financial statements include the accounts of the Company. The unaudited financial statements reflect all adjustments consisting of normal recurring accruals, which are, in the opinion of management, necessary for a fair presentation of such statements. The results of operations for the period from March 6, 2025 (Inception) to June 30, 2025, are not necessarily indicative of the results that may be expected for the entire year.

Use of Estimates

The preparation of the unaudited financial statements in conformity with GAAP requires management to make estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, management evaluates these estimates and judgments. Actual results could differ from those estimates.

Key estimates relate primarily to determining the valuation allowances with respect to deferred tax assets. On an ongoing basis, management evaluates its estimates compared to historical experience and trends, which form the basis for making estimates and judgments about the carrying value of assets and liabilities.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity date of 90 days or less to be cash equivalents. Cash equivalents primarily consist of institutional money market funds, U.S. Treasury securities, certificates of deposit, and commercial paper and are carried at cost, which approximates fair value. As of June 30, 2025, the Company had cash in excess of FDIC limits of $140,670.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the unaudited condensed consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company utilizes ASC 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the unaudited condensed consolidated financial statements or tax returns. The Company accounts for income taxes using the asset and liability method to compute the differences between the tax basis of assets and liabilities and the related financial amounts, using currently enacted tax rates. A valuation allowance is recorded when it is “more likely than not” that a deferred tax asset will not be realized. At June 30, 2025, the Company’s net deferred tax asset has been fully reserved.

For uncertain tax positions that meet a “more likely than not” threshold, the Company recognizes the benefit of uncertain tax positions in the unaudited condensed consolidated financial statements. The Company’s practice is to recognize interest and penalties, if any, related to uncertain tax positions in income tax expense in the unaudited condensed consolidated statements of operations when a determination is made that such expense is likely.

Net Loss Per Common Share

Net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the net loss of the Company.

The Company did not have any potentially dilutive instruments as of June 30, 2025.

Recent Accounting Pronouncements

Management has considered all recent accounting pronouncements issued and their potential effect on the financial statements. The Company’s management believes that these recent pronouncements will not have a material effect on the Company’s financial statements.

NOTE 4. LOAN PAYABLE

On June 6, 2025, the Company entered into a non-interest bearing loan agreement (the “Loan Agreement”) with BTC, Inc, pursuant to which the Company can draw up to $500,000 in principal. The Loan Agreement matures on the fifth business day following the receipt of funds received related to the PIPE Financing associated with the Plan of Merger, see Note 1, Organization and Nature or Operations. As of June 30, 2025, the balance of the Loan Agreement is $500,000.

NOTE 5. STOCKHOLDERS’ EQUITY

Common Stock

Class A Common Stock

The Company is authorized to issue 800,000 shares designated as Class A Common Stock with a par value of $0.01 per share. Holders are entitled to one vote for each share of Class A Common Stock. As of June 30, 2025, there were 50,000 shares of Class A Common Stock issued and outstanding.

Class B Common Stock

The Company is authorized to issue 200,000 shares designated as Class B Common Stock with a par value of $0.01 per share. Holders are entitled to 100 votes for each share of Class B Common Stock. As of June 30, 2025, there were 50,000 shares of Class B Common Stock issued and outstanding.

Except as otherwise required by applicable law or in the By-Laws, the holders of shares of Class A Common Stock and Class B Common Stock shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Company, (b) be entitled to notice of any stockholders’ meeting in accordance with the By-Laws of the Company and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law. Except as otherwise provided or required by applicable law or in the By-Laws, (i) each holder of Class A Common Stock shall have the right to one vote per share of Class A Common Stock held of record by such holder and (ii) each holder of Class B Common Stock shall have the right to 100 votes per share of Class B Common Stock held of record by such holder.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Support Agreement

On May 12, 2025, the Company, Kindly, and certain stockholders of Kindly entered into a Support Agreement (the “Support Agreement”) in connection with the Merger, pursuant to the Merger Agreement, see Note 1, Organization and Nature of Operations. Under the Support Agreement, each signing stockholder has agreed, among other things, to:

●	Vote all shares of Kindly common stock beneficially owned by such stockholder in favor of the adoption of the Merger Agreements and approval of the transactions contemplated thereby, and against any alternative acquisition proposals;

●	Not transfer, sell, pledge, or otherwise dispose of any shares of Kindly common stock during the period from the execution of the Support Agreement until the earlier of the consummation of the Merger or the termination of the Merger Agreement, subject to certain limited exceptions;

●	Grant an irrevocable proxy to the Company to vote such shares in accordance with the Support Agreement if the stockholder fails to do so;

●	Not enter into any other voting arrangements or grant any proxy or power of attorney with respect to such shares that would be inconsistent with the Support Agreement; and

●	Permit the Company and Kindly to disclose the stockholder’s identity, ownership, and commitments under the Support Agreement in public filings and other disclosures as necessary in connection with the Merger.

The Support Agreement will terminate upon the earlier of (1) the valid termination of the Merger Agreement, (2) the effective time of the Merger, or (3) the date a Public Company Board Recommendation Change or a Merger Partner Board Recommendation Change is made.

Marketing Services Agreement

On May 12, 2025, the Company entered into a Marketing Services Agreement with BTC Inc. (“BTC”) under which BTC will deliver services aimed at increasing visibility, credibility, and market positioning for the Company.

In accordance with the Marketing Services Agreement, the Company is granted the right and option, but not the obligation, to purchase from the stockholders of BTC all, but not less than all, of the issued and outstanding shares of capital stock of BTC (the “Call Right”). The Call Right is exercisable for the thirty-six (36) month period commencing on the date of a Qualifying Event, defined as the earlier of the closing of an IPO or consummation of a merger agreement pursuant to which the Company becomes a subsidiary of a publicly traded company. Simultaneously, BTC is granted the right and option, but not the obligation, to sell and transfer to the Company all, but not less than all, of the issued and outstanding shared of capital stock of BTC (the “Put Right”) for a period of thirty-six (36) months commencing on the date of a Qualifying Event.

Litigation

The Company is subject to various legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of business, that it believes are incidental to the operation of its business. While the outcome of these claims cannot be predicted with certainty, other than the matters noted above, management does not believe that the outcome of any of these legal matters will have a material adverse effect on its results of operations, financial positions, or cash flows.

NOTE 7. INCOME TAXES

There is no provision for income tax expense (benefit) in the period from March 6, 2025 (Inception) to June 30, 2025.

The difference between the federal tax expense (benefit) at the U.S. statutory rate and the Company’s effective income tax rate is as follows:

For the Period from March 6, 2025 (Inception) to June 30, 2025
Federal tax benefit	$(1,082,405)
State tax benefit	(448,427)
Change in deferred tax asset valuation allowance	1,530,832
Total	$-

The tax effects of temporary differences that give rise to a deferred tax asset consist of the following:

For the Period from March 6, 2025 (Inception) to June 30, 2025
Deferred income tax asset:
Transaction Costs	$1,530,832
Less: valuation allowance	(1,530,832)
Total	$-

NOTE 8. SUBSEQUENT EVENTS

Management has evaluated subsequent events through August 19, 2025, the date the financial statements were available to be issued. No events, other than what has been previously disclosed in these financial statements, specifically the Merger as disclosed in Note 1, Organization and Nature of Operations, have occurred that would require recognition or disclosure in the financial statements.

Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2025 combines (i) the historical June 30, 2025 balance sheet of Kindly MD, Inc. (“KindlyMD”) and the historical June 30, 2025 balance sheet of Nakamoto Holdings, Inc. (“Nakamoto”) (ii) the required asset acquisition adjustments made in accordance with ASC 805-50 (iii) the PIPE #1 agreement (iv) the PIPE #2 agreement (v) the convertible debt issuance and (vi) the $5.0 billion equity offering as if the transactions occurred on June 30, 2025. Further, the Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2025 combines (i) the historical financial information of KindlyMD for the six months ended June 30, 2025 and the historical financial information Nakamoto from their inception date on March 6, 2025 through June 30, 2025 as if the transaction occurred on January 1, 2025 and (ii) the PIPE agreements, the convertible debt issuance and the $5.0 billion equity offering as if those transactions occurred on January 1, 2024. Finally, the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2024 combines the historical financial information of KindlyMD for the annual period ended December 31, 2024 and (ii) the PIPE agreements and (iv) the convertible debt issuance as if the transactions occurred on January 1, 2024.

As it pertains to the proforma statements of operations, the Company is aware that, in accordance with Rule 11-02(c)(2)(i) of Regulation S-X, all of the transactions should be presented as if they occurred on January 1, 2024. However, as Nakamoto was incepted on March 6, 2025, and therefore only had seventeen weeks of operating history (as of June 30, 2025), the Company has reflected the merger transaction (for purposes of the proforma statement of operations) as if it occurred on January 1, 2025.

Kindly MD, Inc. and Nakamoto Holdings, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2025

	As of June 30, 2025		Transaction Accounting Adjustments									As of June 30, 2025
	Kindly MD, Inc.	Nakamoto Holdings, Inc. (1)	(A) - Merger Consideration	Subtotal including Adjustment (A)	(B) - Convertible Debt	Subtotal including Adjustments (A) and (B)	(C) - Private Placement #1	Subtotal including Adjustments (A), (B) and (C)	(D) - Private Placement #2	Total Pro Forma Combined (including Adjustments (A), (B), (C) and (D)	(E) - The Offering	Total Pro Forma Combined (including Adjustments (A), (B), (C), (D), and (E)
ASSETS
Current assets:
Cash and cash equivalents	$6,024,604	390,760	$-	$6,415,364	$-	$6,415,364	$-	$6,415,364	$-	$6,415,364	$-	$6,415,364
Accounts receivable, net	7,472	-	-	7,472	-	7,472	-	7,472	-	7,472	-	7,472
Inventories, net	1,078	-	-	1,078	-	1,078	-	1,078	-	1,078	-	1,078
Deferred offering costs											3,096,000	3,096,000
Prepaid expenses and other current assets	339,100	-	-	339,100	-	339,100	-	339,100	-	339,100	-	339,100
Total current assets	6,372,254	390,760	-	6,763,014	-	6,763,014	-	6,763,014	-	6,763,014	3,096,000	9,859,014
Non-current assets:
Digital assets	2,250,566	-	-	2,250,566	-	2,250,566	-	2,250,566	-	2,250,566	-	2,250,566
Property and equipment, net	84,058	-	-	84,058	-	84,058	-	84,058	-	84,058	-	84,058
Capitalized software	619,861	-	-	619,861	-	619,861	-	619,861	-	619,861	-	619,861
Intangible assets	-	-	335,263,568	335,263,568	192,000,000	527,263,568	511,593,954	1,038,857,522	28,412,930	1,067,270,452	4,846,904,000	5,914,174,452
Operating lease right-of-use assets	545,422	-	-	545,422	-	545,422	-	545,422	-	545,422	-	545,422
Security deposits	18,121	-	-	18,121	-	18,121	-	18,121	-	18,121	-	18,121
TOTAL ASSETS	$9,890,282	390,760	$335,263,568	$345,544,610	$192,000,000	$537,544,610	$511,593,954	$1,049,138,564	$28,412,930	$1,077,551,494	$4,850,000,000	$5,927,551,494

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable and accrued expenses	$364,201	5,035,091	1,000,000	6,399,292	-	6,399,292	-	6,399,292	-	6,399,292	$3,096,000	$9,495,292
Customer deposits	175	-	-	175	-	175	-	175	-	175	-	175
Current portion of operating lease liabilities	126,040	-	-	126,040	-	126,040	-	126,040	-	126,040	-	126,040
Current portion of notes payable	-	500,000	-	500,000		500,000	-	500,000	-	500,000	-	500,000
Total current liabilities	490,416	5,535,091	1,000,000	7,025,507	-	7,025,507	-	7,025,507	-	7,025,507	3,096,000	10,121,507
Non-current liabilities:
Operating lease liabilities, net of current portion	432,978	-	-	432,978	-	432,978	-	432,978	-	432,978	-	432,978
Notes payable, net of discount	-	-	-	-	192,000,000	192,000,000	-	192,000,000	-	192,000,000	-	192,000,000
TOTAL LIABILITIES	923,394	5,535,091	1,000,000	7,458,485	192,000,000	199,458,485	-	199,458,485	-	199,458,485	3,096,000	202,554,485

COMMITMENTS AND CONTINGENCIES

Stockholders’ equity (deficit):
Preferred Stock, $0.001 par value, 10,000,000 shares authorized; none issued and outstanding as of June 30, 2025	-	-	-	-	-	-	-	-	-	-	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized; 7,576,321 shares issued and outstanding as of June 30, 2025 on a historical basis; 358,559,633 outstanding on a proforma basis as of June 30, 2025	7,576	-	22,321	29,897	-	29,897	322,980	352,877	5,683	358,559	493,583	852,143
Pre-funded warrants, $.001 par value equivalent, none outstanding as of June 30, 2025 on a historical basis; 133,800,733 outstanding on a proforma basis as of June 30, 2025							133,801	133,801		133,801	-	133,801
Class A Common Stock ($0.01 par value, 800,000 shares authorized, 50,000 shares issued and outstanding)	-	500	-	500	-	500	-	500	-	500	-	500
Class B Common Stock ($0.01 par value, 200,000 shares authorized, 50,000 shares issued and outstanding)	-	500	-	500	-	500	-	500	-	500	-	500
Additional paid-in capital	20,186,811	9,000	334,241,247	354,437,058	-	354,437,058	511,137,174	865,574,231	28,407,247	893,981,479	4,846,410,417	5,724,997,009
Accumlated deficit	(11,227,499)	(5,154,331)	-	(16,381,830)	-	(16,381,830)	-	(16,381,830)	-	(16,381,830)	-	(16,381,830)
Total stockholders’ equity (deficit)	8,966,888	(5,144,331)	334,263,568	338,086,125	-	338,086,125	511,593,954	849,680,079	28,412,930	878,093,009	4,846,904,000	5,724,997,009
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$9,890,282	390,760	$335,263,568	$345,544,610	$192,000,000	$537,544,610	$511,593,954	$1,049,138,564	$28,412,930	$1,077,551,494	$4,850,000,000	$5,927,551,494

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments included in the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2025, are as follows:

(A)	Represents i) $308 million in consideration paid by the acquirer for the completion of the asset acquisition and ii) an estimated $1 million in transaction costs incurred (which have been accounted for in accordance with ASC 805-50-30). The fair value of the consideration transferred was calculated based on the approximate 22.3 million shares transferred by KindlyMD at their approximate trading price of $15.02 as of the August 14, 2025 date of the closing of the Merger. The full $335 million transaction price was allocated to an intangible asset representing Nakamoto’s marketing agreement with BTC, Inc. and the corresponding call option.

(B)	Represents a $200 million convertible debt issuance resulting in gross proceeds of $192 million. The note has a three-year term. The $8 million note discount will be amortized to interest expense over the three-year life of the loan on a straight-line basis. Further, the loan has an annual interest rate of 6% that does begin accruing until the second anniversary date. All of the proceeds from the loan were used to purchase Bitcoin and, therefore, the cash impact was net zero and resulted in an increase to intangible assets.

(C)	Represents an increase to equity based on the $511.6 million raised in a private placement. Total proceeds received were $494.1 million after deducting expenses paid of approximately $17.5 million, which were charged against the gross proceeds of the offering. In addition, approximately 323 million shares and 134 million pre-funded warrants were issued in lieu of shares based upon the $1.12 issuance price outlined in the PIPE agreement. All of the proceeds were used to purchase Bitcoin and therefore the cash impact was net zero and resulted in an increase to intangible assets for the net offering amount.

(D)	Represents an increase to equity based on $28.4 million in gross proceeds raised in a private placement. In addition, 5.7 million shares were issued based upon the $5.00 issuance price outlined in the PIPE agreement. All of the proceeds were used to purchase Bitcoin and therefore the cash impact was net zero and resulted in an increase to intangible assets for the offering amount.

(E)	Represents an increase to equity based on $5.0 billion in gross proceeds raised in public offering completed subsequent to the balance sheet date. Gross proceeds were $5.0 billion; estimated underwriting discounts and offering expenses of approximately $153.1 million were charged against the gross proceeds of the offering and recorded as a reduction of additional paid-in capital, resulting in net proceeds of $4.846 billion. In connection with the offering, the Company issued approximately 494 million shares of common stock at an issuance price of $10.13 per share. All of the net proceeds were used to purchase Bitcoin and, therefore, the cash impact was net zero and resulted in an increase to intangible assets for the net offering amount.

2

Kindly MD, Inc. and Nakamoto Holdings, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2025

	Six Months Ended June 30, 2025		Transaction		Six Months Ended June 30, 2025
	Kindly MD, Inc.	Nakamoto Holdings, Inc. (1)	Accounting Adjustments		Pro Forma Combined

Net revenues	$988,182	$-	$-		$988,182

Operating expenses:
Cost of revenues	15,466	-	-		15,466
Salaries and wages	2,659,465	-	-		2,659,465
General and administrative	1,713,919	5,153,024	-		6,866,943
Research and development	101	-	-		101
Depreciation and amortization	32,463	-	-		32,463
Total operating costs and expenses	4,421,414	5,153,024	-		9,574,438
					-
Income (loss) from operations	(3,433,232)	(5,153,024)	-		(8,586,256)
Other income (expense):
Other income	36,885	-	-		36,885
Unrealized loss on digital assets	(39,019)	-			(39,019)
Loss on disposal of property and equipment	(6,434)				(6,434)
Interest expense	(9,998)	(1,307)	(1,333,333)	AA	(1,344,638)
Total other income (expense)	(18,566)	(1,307)	(1,333,333)		(1,353,206)
Net income (loss) from continuing operations	(3,451,798)	(5,154,331)	(1,333,333)		(9,939,462)
Income (loss) per common share - basic and diluted	(0.54)	(51.54)			(0.01)
Weighted average number of shares outstanding - basic and diluted	6,421,263	100,000			984,788,724

(1)	The statement of operations for Nakamoto Holdings, Inc. included above includes activity from March 6, 2025 (inception) through June 30, 2025.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

There were no material pro forma adjustments included in the Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2025, except for the following:

(AA)	Represents amortization of the $8 million debt discount on the convertible note payable for the six months ended June 30, 2025. The debt discount is being amortized over the three-year term of the loan on a straight-line basis. Interest does not begin accruing until the second anniversary date of the loan and is therefore not included in the proforma financial information.

3

Kindly MD, Inc. and Nakamoto Holdings, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2024

	Year Ended December 31, 2024		Transaction		Year Ended December 31, 2024
	Kindly MD, Inc.	Nakamoto Holdings, Inc.	Accounting Adjustments		Pro Forma Combined

Net revenues	$2,719,840	$-	$-		$2,719,840

Operating expenses:
Cost of revenues	82,814	-	-		82,814
Salaries and wages	3,562,405	-	-		3,562,405
General and administrative	1,907,055	-	-		1,907,055
Research and development	377,731	-	-		377,731
Depreciation	136,606	-	-		136,606
Total operating costs and expenses	6,066,611	-	-		6,066,611

Loss from operations	(3,346,771)	-	-		(3,346,771)
Other income (expense):
Other income	100,410	-	-		100,410
Interest expense	(393,448)	-	(2,666,667)	CC	(3,060,115)
Loss on extinguishment of debt	(38,889)	-	-		(38,889)
Gain on change in fair value of derivative liabilities	61,051	-	-		61,051
Total other income (expense)	(270,876)	-	(2,666,667)		(2,937,543)
Net income (loss) from continuing operations	(3,617,647)	-	(2,666,667)		(6,284,314)

Income (loss) per common share - basic	(0.67)	-			(0.01)
Weighted average number of shares outstanding - basic	5,391,433	-			961,437,751
Income (loss) per common share – diluted	(0.67)	-			(0.01)
Weighted average number of shares outstanding – diluted	5,391,433	-			1,032,866,322

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

There were no material pro forma adjustments included in the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2024, except for the following:

(CC)	Represents amortization of the $8 million debt discount on the convertible note payable for the year ended December 31, 2024. The debt discount is amortized over the three-year life of the loan on a straight-line basis. Interest does not begin accruing until the second anniversary date and is therefore not included in the proforma financial information.

4

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Income (loss) per share

Income (loss) per share represents the income (loss) per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the private placements, assuming the shares were outstanding since January 1, 2024, and the issuance of additional shares in connection with the merger, assuming the shares were outstanding since January 1, 2025. As the transaction is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the transaction have been outstanding for the entirety of the period presented. The diluted net income per share for the year ended December 31, 2024 includes the shares converted under the convertible debt agreement (using the “if converted” method) at a conversion rate of $2.80 in the weighted average shares outstanding calculation.

Six Months Ended June 30, 2025

Pro forma net income from continuing operations - basic and diluted	$(9,939,462)
Weighted average shares outstanding of common stock - basic and diluted	984,788,724
Net income per share attributable to common stockholders - basic and diluted	$(0.01)

Six Months Ended June 30, 2025
Kindly MD, Inc. historical weighted average shares outstanding - basic and diluted	6,421,263
Shares issued as consideration	22,321,143
Shares issued in private placement #1	456,780,316
Shares issued in private placement #2	5,682,586
Shares issued in offering	493,583,416
Pro forma shares outstanding - basic and diluted	984,788,724

Year Ended December 31, 2024

Pro forma net loss from continuing operations - basic and diluted	$(6,284,314)
Weighted average shares outstanding of common stock - basic and diluted	961,437,751
Net loss per share attributable to common stockholders - basic and diluted	$(0.01)

5

Year Ended December 31, 2024
Kindly MD, Inc. historical weighted average shares outstanding	5,391,433
Shares issued in private placement #1	456,780,316
Shares issued in private placement #2	5,682,586
Shares issued in offering	493,583,416
Pro forma shares outstanding - basic and diluted	961,437,751

Year Ended December 31, 2024
Pro forma net income from continuing operations w/ interest add back	$(3,224,199)
Weighted average shares outstanding of common stock – diluted	1,032,866,322
Net income per share attributable to common stockholders – diuted	$(0.00)

Year Ended December 31, 2024
Kindly MD, Inc. historical weighted average shares outstanding	5,391,433
Shares issued in private placement #1	456,780,316
Shares issued in private placement #2	5,682,586
Shares issued in offering	493,583,416
Assuming conversion of shares (convertible debt)	71,428,571
Pro forma shares outstanding	1,032,866,322

2.	Consideration Transferred

KindlyMD has agreed to transfer 22.3 million shares to Nakamoto shareholders as consideration for the acquisition. As of June 30, 2025, the closing price of the KindlyMD shares was approximately $13.85. As such, the Company determined the fair value of the 22.3 million shares to be equal to $309 million for purposes of determining the fair value of the acquired assets and liabilities and the corresponding preparation of the pro forma financial statements. Further, as the Company has concluded that the transaction should be accounted for as an asset acquisition in accordance with ASC 805-50, i) the estimated $1 million in transaction costs has been included as part of the fair value allocation and ii) no goodwill has been recognized. The entire $309 million acquisition cost was allocated to an intangible asset representing Nakamoto’s marketing agreement with BTC, Inc. and corresponding call option.

3.	Pre-funded Warrants

KindlyMD issued pre-funded warrants to purchase an aggregate of 133,800,733 shares of common stock at a purchase price of $1.119 per warrant. The pre-funded warrants are exercisable for $0.001 per share. Because substantially all of the exercise price was paid at the time of issuance, the pre-funded warrants are classified as a component of stockholders’ equity. For purposes of the earnings per share calculations, the pre-funded warrants have been assumed to be exercised in full for shares of common stock, as they are economically equivalent to common stock.

6

Exhibit 99.4

Risks Related to Data Privacy and Cybersecurity

If our information technology systems or those of third parties with whom we work, or our data are or were compromised, we could experience material adverse consequences resulting from such compromise, including but not limited to regulatory investigations or actions; litigation; fines and penalties; disruptions of our business operations; reputational harm; loss of revenue or profits; and other adverse consequences.

In the ordinary course of business, including when we provide our services to clients, we collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect, secure, dispose of, transmit, and share (collectively, “process”) personal data and other sensitive information (collectively, sensitive data). As a result, our business, brand, reputation and ability to attract and retain clients partly depends upon the satisfactory performance, reliability, and availability of our services and protection of our client information. Cyber-attacks, malicious internet-based activity, online and offline fraud, and other similar activities threaten the confidentiality, integrity, and availability of our sensitive data and information technology systems, and those of the third parties with whom we work. Such threats are prevalent and continue to rise, are increasingly difficult to detect, and come from a variety of sources, including traditional computer “hackers,” threat actors, “hacktivists,” organized criminal threat actors, personnel (such as through theft or misuse), sophisticated nation states, and nation-state-supported actors.

Some actors now engage and are expected to continue to engage in cyber-attacks, including without limitation nation-state actors for geopolitical reasons and in conjunction with military conflicts and defense activities. During times of war and other major conflicts, we and the third parties with whom we work may be vulnerable to a heightened risk of these attacks, including retaliatory cyber-attacks, that could materially disrupt our systems and operations.

We and the third parties with whom we work are subject to a variety of evolving threats, including but not limited to social-engineering attacks (including through deep fakes, which may be increasingly more difficult to identify as fake, and phishing attacks), malicious code (such as viruses and worms), malware (including as a result of advanced persistent threat intrusions), credential harvesting, personnel misconduct or error, ransomware attacks, supply-chain attacks, software bugs, server malfunctions, software or hardware failures, loss of data or other information technology assets, adware, attacks enhanced or facilitated by AI, telecommunications failures, earthquakes, fire, flood, power loss, system failures, computer viruses, software errors, physical or electronic break-ins or malicious hacks or attacks on our systems (such as denial of service attacks), and other similar threats.

In particular, severe ransomware attacks are becoming increasingly prevalent and can lead to significant interruptions in our operations, ability to provide services, loss of sensitive data and income, and diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but we may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting such payments.

It may be difficult and/or costly to detect, investigate, mitigate, contain, and remediate a security incident. Our efforts to do so may not be successful. Actions taken by us or the third parties with whom we work to detect, investigate, mitigate, contain, and remediate a security incident could result in outages, data losses, and disruptions of our business. Threat actors may also gain access to other networks and systems after a compromise of our networks and systems.

Further, certain of our automated methods may include artificial intelligence, and use of this technology could make us susceptible to additional cybersecurity threats. Additionally, confidential and sensitive data of the Company and our clients may be leaked, disclosed, or revealed as a result of or in connection with our employees’, personnel’s, or vendors’ use of technology.

Remote work has increased risks to our information technology systems and data, as more of our employees utilize network connections, computers, and devices outside our premises or network, including working at home, while in transit, and in public locations. Additionally, future or past business transactions (such as acquisitions or integrations) could expose us to additional cybersecurity risks and vulnerabilities, as our systems could be negatively affected by vulnerabilities present in acquired or integrated entities’ systems and technologies. Furthermore, we may discover security issues that were not found during due diligence of such acquired or integrated entities, and it may be difficult to integrate companies into our information technology environment and security program.

Furthermore, because the techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, we have in the past been, and may in the future be, unable to anticipate these techniques or implement adequate preventative measures. We may also experience security breaches that may remain undetected for an extended period, due to, among other things, the breadth and complexity of our operations and the high volume of transactions that we process, the large number of clients, counterparties and third party service providers with which we do business, the proliferation and increasing sophistication of cyber-attacks, and the possibility that a third party, after establishing a foothold on an internal network without being detected, might obtain access to other networks and systems.

We have also outsourced certain elements of our information technology infrastructure to third parties, including, without limitation, cloud-based infrastructure, encryption and authentication technology, employee email, content delivery to clients, and other functions. We also rely on third parties to support the operation of our business. Our reliance on these third parties introduces new cybersecurity risks and vulnerabilities. Our ability to monitor these third parties’ information security practices is limited, and these third parties may not have adequate information security measures in place. If the third parties with whom we work experience a security incident or other interruption, we could experience adverse consequences. While we may be entitled to damages if the third parties with whom we work fail to satisfy their privacy or security-related obligations to us, any award may be insufficient to cover our damages, or we may be unable to recover such award.

While we have implemented security measures designed to protect against security incidents, there can be no assurance that these measures will be effective. We take steps designed to detect, mitigate, and remediate vulnerabilities in our information systems (such as our hardware and/or software, including that of third parties upon which we rely). We have not and may not in the future, however, detect and remediate all such vulnerabilities including on a timely basis. Further, we have experienced, and may in the future experience, delays in developing and deploying remedial measures and patches designed to address identified vulnerabilities.

Certain of the previously identified or similar threats have in the past and may in the future cause a security incident or other interruption that could result in unauthorized, unlawful, or accidental acquisition, modification, destruction, loss, alteration, encryption, disclosure of, or access to our sensitive data or our information technology systems, or those of the third parties with whom we work.

We may expend significant resources or modify our business activities to try to protect against security incidents. Additionally, certain data privacy and security obligations may require us to implement and maintain specific security measures or industry-standard or reasonable security measures to protect our information technology systems and sensitive data.

Applicable data privacy and security obligations may require us, or we may voluntarily choose, to notify relevant stakeholders, including affected individuals, clients, regulators, and investors, of security incidents, or to take other actions, such as providing credit monitoring and identity theft protection services. Such disclosures and related actions can be costly, and the disclosure or the failure to comply with such applicable requirements could lead to adverse consequences.

If we (or a third party with whom we work) experience a security incident or are unable to protect our computer systems, software, networks, sensitive data and other technology assets, or there is a perception that we have failed to do so, we may experience material adverse consequences, such as government enforcement actions (for example, investigations, fines, penalties, audits, and inspections); additional reporting requirements and/or oversight; restrictions on processing sensitive data (including personal data); litigation (including class claims); indemnification obligations; negative publicity; reputational harm; monetary fund diversions; diversion of management attention; interruptions in our operations (including availability of data); financial loss; and other similar harms. These events may have a material adverse effect on our business, financial condition, and results of operations.

In addition to experiencing a security incident, third parties may gather, collect, or infer sensitive data about us from public sources, data brokers, or other means that reveals competitively sensitive details about our organization and could be used to undermine our competitive advantage or market position.

We, and the third parties with whom we work, are subject to stringent and evolving U.S. and foreign laws, regulations, and rules, contractual obligations, industry standards, policies and other obligations related to data privacy and security. Our (or the third parties with whom we work) actual or perceived failure to comply with applicable U.S. and foreign privacy and security laws, regulations, industry standards, contractual obligations, and other requirements could lead to regulatory investigations or actions; litigation (including class claims) and mass arbitration demands; fines and penalties; disruptions of our business operations; reputational harm; loss of revenue or profits; and other adverse business consequences.

We process sensitive data in our operations that subjects us to a variety of laws, regulations, guidance, industry standards, external and internal privacy and security policies, contractual requirements, and other obligations relating to data privacy and security. In the United States, federal, state, and local governments have enacted numerous data privacy and security laws, including data breach notification laws, data privacy laws, consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act), and other similar laws (e.g., wiretapping laws). These laws and regulations are constantly evolving and may be interpreted, applied, created, or amended in a manner that could harm our current or future business and operations. Implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, and we cannot yet determine the impact future laws, regulations, standards, or perception of their requirements may have on our business. This evolution creates uncertainty in our business and may affect our ability to operate in certain jurisdictions or to process personal data, necessitate the acceptance of more onerous obligations in our contracts, or result in liability or impose additional costs on us. These laws, regulations, and other obligations may also be interpreted and applied inconsistently from jurisdiction to jurisdiction which may make compliance difficult or impossible in certain circumstances.

In the course of offering personalized health and wellness recommendations, we collect a substantial amount of personalized health information, subjecting us to the Health Insurance Portability and Accountability Act (“HIPAA”). Certain states have signed into law or are intending to enact laws governing the use and disclosure of such de-identified information, and there is some uncertainty regarding those laws’ conformity with the HIPAA de-identification standards. Compliance with state laws could require additional investment and management attention and may subject us to significant liabilities if we do not comply appropriately with new and potentially conflicting regulations. If there is a future change in law, we may also face limitations on our ability to use de-identified information that could harm our business. There is also a risk that the third-party vendors that provide our data sets may fail to properly de-identify protected health information (“PHI”) under HIPAA or applicable state laws, some of which impose different standards for de-identification than those imposed by HIPAA. There is also a risk that clients and third-party vendors who are subject to HIPAA and interface with us may misunderstand the limits of our ability to conform to HIPAA given our posture that we remain outside of the HIPAA regulation by virtue of de-identifying our data, and may expose us inadvertently to PHI that we need to then make efforts to excise from our systems. We are also required to ensure that such information remains de-identified and our failure to do so could result in non-compliance with privacy laws and contractual obligations.

The privacy, security and breach notification rules promulgated under HIPAA establish a set of national privacy and security standards for the protection of PHI, by health plans, health care clearinghouses, and certain health care providers, referred to as covered entities, and the business associates with whom such covered entities contract for services that involve creating, receiving, maintaining or transmitting PHI, and their covered subcontractors.

In addition to government regulations, privacy advocates and other key industry players have established or may establish various new, additional, or different policies or self-regulatory standards in certain digital environments that may place additional resource constraints on us. Our clients may expect us to meet voluntary certifications or adhere to other standards established by third parties. If we are unable to maintain these certifications or meet these standards, it could reduce demand for our solutions and adversely affect our business and operating results.

Many data privacy and security obligations protect more than health-related information, and although they vary by jurisdiction, these obligations can extend to employee information, business information, healthcare provider information and other information relating to individual consumers. Our actual or perceived failure to comply with these laws may result in, among other things, civil and criminal liability, vulnerability to class actions where private right of action is available to individuals, regulatory fines and sanctions, negative publicity, damage to our reputation and liability under contractual provisions. These obligations may also increase our compliance costs and influence or limit the types of services we can provide. The occurrence of any of the foregoing could impact our ability to provide the same level of service to our clients, require us to modify our offerings or increase our costs, which could have a material adverse effect on our business, financial condition and results of operations.

Numerous U.S. states have enacted comprehensive privacy laws that impose certain obligations on covered businesses, including providing specific disclosures in privacy notices and affording residents with certain rights concerning their personal data. As applicable, such rights may include the right to access, correct, or delete certain personal data, and to opt-out of certain data processing activities, such as targeted advertising, profiling, and automated decision-making. The exercise of these rights may impact our business and ability to provide our services. Certain states also impose stricter requirements for processing certain personal data, including sensitive data, such as further requirements for explicit opt-in consent in some cases, as well as conducting data privacy impact assessments. Further, some of these laws allow authorized agents or third parties to act on behalf of individuals who wish to exercise their privacy rights. In some cases, the legislation has made it easier for such third-party agents to provide evidence of their authority to make the necessary request (e.g., by use of a signed permission slip). This factor has contributed to a substantial increase in the volume of third party, authorized agent requests with associated risks, including potential risks to our systems, in the case of large volumes of requests, resources, and compliance costs. The designated response time for privacy requests is relatively short in certain jurisdictions resulting in great administrative and compliance challenges. Additionally, wee may be subject to new laws governing the privacy of consumer health data, including reproductive, sexual orientation, and gender identity privacy rights.

We have established frameworks, models, processes and technologies designed to manage data privacy and security for many data types and from a variety of sources, though such measures may not always be effective. Due to the complex and evolving nature of privacy obligations, we cannot guarantee that the safeguards and controls employed by us, or third parties upon which we rely, will be sufficient to prevent a breach of these obligations, or that claims, complaints, investigations, or inquiries will not be filed or lodged against us or our data suppliers despite such safeguards and controls. Furthermore, we are bound by contractual obligations and industry standards related to data privacy and security, and our efforts to comply with such obligations may not be successful.

Obligations related to data privacy and security (and consumers’ data privacy expectations) are quickly changing, becoming increasingly stringent, and creating uncertainty. Additionally, these obligations may be subject to differing applications and interpretations, which may be inconsistent or conflict among jurisdictions. Preparing for and complying with these obligations requires us to devote significant resources, which may necessitate changes to our services, information technologies, systems, and practices and to those of any third parties that process personal data on our behalf.

We may at times fail (or be perceived to have failed) in our efforts to comply with our data privacy and security obligations. Moreover, despite our efforts, our personnel or third parties upon which we rely may fail to comply with such obligations, which could negatively impact our business operations. If we or the third parties with whom we work fail, or are perceived to have failed, to address or comply with applicable data privacy and security obligations, we could face significant consequences, including but not limited to: government enforcement actions (e.g., investigations, fines (including regulatory fines and sanctions), penalties, audits, inspections, and similar); litigation (including class-action claims) and mass arbitration demands; additional reporting requirements and/or oversight; bans on processing personal data; and orders to destroy or not use personal data. In particular, plaintiffs have become increasingly more active in bringing privacy-related claims against companies, including class claims and mass arbitration demands. Some of these claims allow for the recovery of statutory damages on a per violation basis, and, if viable, carry the potential for monumental statutory damages, depending on the volume of data and the number of violations. Any of these events could have a material adverse effect on our reputation, business, or financial condition, including but not limited to: loss of clients; inability to process personal data or to operate in certain jurisdictions; limited ability to develop or commercialize our products; expenditure of time and resources to defend any claim or inquiry; adverse publicity; or substantial changes to our business model or operations.

We may be subject to claims that our employees, consultants, or independent contractors have wrongfully used or disclosed confidential information of third parties.

We employ individuals who were previously employed at other companies. Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants, or independent contractors have inadvertently or otherwise used or disclosed confidential information of our employees’ former employers or other third parties. Litigation may be necessary to defend against these claims. There is no guarantee of success in defending these claims, and even if we are successful, litigation could result in substantial cost and be a distraction to our management and other employees. Even if we are successful in defending against these types of claims, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. Uncertainties resulting from the initiation and continuation of intellectual property litigation or other intellectual property related proceedings could adversely affect our ability to compete in the marketplace.

5

Exhibit 99.5

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NAKAMOTO

The following should be read in conjunction with our financial statements and related notes. The following discussion contains “forward-looking statements” that reflect our future plans, estimates, beliefs and expectations. We caution that assumptions, expectations, projections, intentions or beliefs about future events may vary materially from actual results. Some of the key factors which could cause actual results to vary from our expectations include the factors discussed elsewhere in our public filings with the Securities and Exchange Commission (the “SEC”), all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” (included in our public filings with the SEC) contain important information. We do not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law.

Overview

Nakamoto Holdings, Inc. (“Nakamoto”) was formed as a new holding and operating company that seeks to build a global portfolio of bitcoin treasury companies. Nakamoto’s primary focus is accumulating its long-term bitcoin position, generating “bitcoin yield,” and building the best performing portfolio of bitcoin-native companies. Bitcoin yield is a measure of the accretion of bitcoin owned by the Company on a per-share basis, potentially presenting an attractive investment case for those looking for exposure to bitcoin.

Recent Developments

Merger Agreement

On August 14, 2025, Nakamoto completed its merger (the “Merger”) with Kindly MD, Inc. (“Kindly MD” and together with Nakamoto, the “Company”). Upon the terms and subject to the conditions set forth in a Merger Agreement, dated as of May 12, 2025 (the “Merger Agreement”), Kindly HoldCo Corp., a Delaware corporation and a direct, and wholly owned subsidiary of Kindly MD, merged with and into Nakamoto, with Nakamoto continuing as the surviving entity and a wholly-owned subsidiary of Kindly MD, and as a result of which the holders of Nakamoto Class A and Class B common stock (other than shares held in treasury or by dissenting stockholders) received an aggregate 22.3 million shares of Kindly MD common stock based on a price per share of $1.12. Shares of common stock of Kindly HoldCo Corp. were converted into shares of common stock of the surviving corporation. No fractional shares were issued; instead, cash was paid in lieu of fractional shares.

Marketing Services Agreement

In connection with the execution of the Merger Agreement, BTC Inc, a Delaware corporation (“BTC Inc”), and Nakamoto also entered into a Marketing Services Agreement, dated as of May 12, 2025 (the “Marketing Services Agreement”). Under this agreement, BTC Inc provided certain marketing and promotional services to Nakamoto during the period leading up to the closing of the Merger. The Marketing Services Agreement outlines the scope of services to be provided, which may include digital marketing, brand promotion, and customer outreach initiatives designed to enhance the visibility and market presence of Nakamoto’s products and services. At the closing of the Merger, the rights and obligations of Nakamoto under the Marketing Services Agreement were assigned to Kindly MD, Inc.

Loan Agreement

On June 6, 2025, Nakamoto entered into a loan agreement (the “Loan Agreement”) with BTC Inc, pursuant to which BTC Inc agreed to loan to Nakamoto up to $500,000, to be disbursed in a single installment upon written request by Nakamoto, at its discretion. The Loan Agreement is a non-interest-bearing loan matures on the fifth business day following the receipt of funds received by the Company in private placement transactions in which institutional investors purchased newly issued shares of common stock and pre-funded warrants of the Company (the “PIPE Financings”). On June 10, 2025, Nakamoto requested the disbursement of the funds. As of June 30, 2025, $500,000 was outstanding under the Loan Agreement. The Company agreed to repay in full the Loan Agreement within 30 days of the closing of the Merger.

Key Factors Affecting Our Performance

Limited Operating History

We have a limited operating history and there is limited historical financial information upon which to base an evaluation of our performance. Our financial statements must be considered in light of the uncertainties, risks, expenses, and difficulties frequently encountered by companies in their early stages of operations. As we are recently incorporated, our financial statements for the period from March 6, 2025 (inception) to June 30, 2025 do not present results for the full six-month period or for any prior periods.

Public Company Expenses

We expect to incur increased expenses as a result of being a public company (for legal, insurance, financial reporting, accounting and auditing compliance), as well as for operating expenses and those related to our bitcoin treasury strategy.

Results of Operations and Known Trends or Future Events

We have not generated any revenues to date. Our only activities since inception have been organizational activities, and those related to the Merger and related Transactions. We currently do not know when we will generate revenues, if ever. Our future operational results and expenses may be subject to fluctuations from period to period.

Liquidity and Capital Resources

We have not generated any revenues to date. Our only activities since inception have been organizational activities, and those related to the Merger and related Transactions. As indicated in the accompanying financial statements, at June 30, 2025, we had $390,760 in cash. Our liquidity needs were satisfied prior to the completion of the Merger through the sale of common stock in connection with the Merger.

Loan Agreement

On June 6, 2025, Nakamoto entered into the Loan Agreement with BTC Inc, pursuant to which BTC Inc agreed to loan to Nakamoto up to $500,000, to be disbursed in a single installment upon written request by Nakamoto, at its discretion. The Loan Agreement is a non-interest-bearing loan matures on the fifth business day following the receipt of funds received by the Company in the PIPE Financings. On June 10, 2025, Nakamoto requested the disbursement of the funds. As of June 30, 2025, $500,000 was outstanding under the Loan Agreement. The Company agreed to repay in full the Loan Agreement within 30 days of the closing of the Merger.

Following the closing of the Merger, we do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business for the next twelve months. However, if our estimates of the costs of are less than the actual amount necessary to do so, we may have insufficient funds available, and these estimates may differ materially from our actual expenses. In order to fund working capital deficiencies or finance transactions in connection we may need to raise additional equity or debt.

2

Controls and Procedures

Prior to the closing of the Merger, Nakamoto was not required to comply with the SEC’s rules implementing Section 404 of Sarbanes-Oxley Act of 2002, and therefore was not required to make a formal assessment of the effectiveness of its internal control over financial reporting for that purpose. Following the closing of the Merger, Nakamoto became a wholly owned subsidiary of Kindly MD, Inc., Kindly MD, Inc. is required to comply with the SEC’s rules implementing Section 302 of the Sarbanes-Oxley Act of 2002, which requires its management to certify financial and other information in its quarterly and annual reports and provide an annual management report on the effectiveness of its internal control over financial reporting. Kindly MD, Inc. will not be required to make its first assessment of our internal control over financial reporting under Section 404 until its second annual report after becoming a public company.

Nakamoto’s independent registered public accounting firm is not required to formally attest to the effectiveness of our internal controls over financial reporting, and will not be required to do so for as long as we are an “emerging growth company” pursuant to the provisions of the JOBS Act. See “Summary — Emerging Growth Company Status.”

Off-Balance Sheet Arrangements; Commitments and Contractual Obligations

As of June 30, 2025, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on certain exemptions we may not be required to, among other things, (i) provide an independent registered public accounting firm’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the report of the independent registered public accounting firm providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years or until we are no longer an “emerging growth company,” whichever is earlier.

3

Emerging Growth Company and Smaller Reporting Company Status

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 the (“JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. However, we have elected to opt out of this extended transition period and to comply with new or revised accounting standards as they apply to public companies. As a result, our financial statements are prepared in accordance with public company effective dates for applicable accounting standards and may be more comparable to those of other public companies that do not rely on the extended transition period.

Recently Issued Accounting Pronouncements

See Note 2 to our audited financial statements included in Kindly MD’s public filings with the SEC for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one yet, of their potential impact on our financial condition of results of operations.

Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of loss that may impact our financial position because of adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure resulting from potential changes in interest rates. We do not hold financial instruments for trading purposes.

We are exposed to the impact of market price changes in bitcoin and foreign currency fluctuations.

Market Price Risk of Bitcoin. We will use a significant portion of our cash, including cash generated from capital raising transactions, to acquire bitcoin. We will account for our bitcoin as indefinite lived intangible assets, which are subject to impairment losses if the fair value of our bitcoin decreases below their carrying value at any time since their acquisition. Impairment losses cannot be recovered for any subsequent increase in fair value. Negative swings in the market price of bitcoin could have a material impact on our earnings and on the carrying value of our digital assets. Positive swings in the market price of bitcoin are not reflected in the carrying value of our digital assets and impact earnings only when the bitcoin is sold at a gain.

4

Exhibit 99.6

INFORMATION ABOUT NAKAMOTO

The following should be read in conjunction with the Cautionary Statement Regarding Forward- Looking Statements and Risk Factors included in Kindly MD, Inc.’s public filings with the Securities and Exchange Commission. The following discussion contains “forward-looking statements” that reflect our future plans, estimates, beliefs and expectations. We caution that assumptions, expectations, projections, intentions or beliefs about future events may vary materially from actual results. Some of the key factors which could cause actual results to vary from our expectations include the factors discussed elsewhere in our public filings, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. We do not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law.

Overview

Nakamoto Holdings, Inc. (“Nakamoto”) is a wholly owned subsidiary of Kindly MD, Inc. (“KindlyMD”) that was formed to pursue a business strategy of acquiring bitcoin (together with Kindly MD, the “Company”). Following its merger with KindlyMD on August 14, 2025 (the “Merger”), the Company has implemented a bitcoin treasury strategy using the proceeds raised in the concurrent PIPE and Debt Financings (as defined below), and will focus on accumulating a long-term bitcoin position at KindlyMD. Concurrently with the announcement of the Merger, KindlyMD raised significant funds in a private placement of equity, prefunded warrants and convertible debentures (the “PIPE and Debt Financings”), and a majority of those funds will be used to purchase bitcoin as part of the bitcoin treasury strategy. As of August 20, 2025, the Company held 5,764.91 bitcoin, a majority of which were purchased using the net proceeds from the PIPE and Debt Financings.

The Company anticipates a potentially significant increase of publicly traded companies seeking to allocate some or all of their treasuries into bitcoin. Nakamoto is committed to its goal of developing a blue-chip standard for bitcoin treasury portfolio construction. The Company believes that what differentiates Nakamoto from other bitcoin treasury strategies is, in addition to developing its own bitcoin treasury, its founder, David Bailey, has a successful track record of implementing this strategy in capital markets around the world.

Nakamoto’s management team is led by David Bailey, the co-founder of BTC Inc., the company behind Bitcoin Magazine, the global annual Bitcoin Conferences, and the bitcoin-focused investment firm UTXO Management.

Nakamoto also has a Marketing Services Agreement with BTC Inc, whereby BTC Inc has been engaged to deliver marketing and advertising services to Nakamoto. In connection with the Merger, KindlyMD has assumed the rights and obligations of Nakamoto under the Marketing Services Agreement. See “Merger and Related Transactions — Marketing Services Agreement” in KindlyMD’s Definitive Information Statement filed July 22, 2025 for more information.

Following the establishment and growth of its bitcoin treasury, the Company will consider raising additional funds and/or leveraging its treasury to acquire and develop bitcoin companies operating in the finance, media and advisory industries, with the ultimate goal of creating a diversified ecosystem of bitcoin companies in the future. Any such expansion would require additional capital to be raised as we are contractually obligated to use a majority of the proceeds from the PIPE and Debt Financings to purchase bitcoin following the closing of the Merger and a portion of the bitcoin purchased following closing will serve as collateral for the Convertible Debenture. See “The Merger and Related Transactions — PIPE and Debt Financings” in KindlyMD’s Definitive Information Statement filed July 22, 2025 for more information regarding the terms of such financings. Additionally, at this time, the Company has not entered into definitive agreements to acquire and develop bitcoin companies.

As the Company pursues additional operations beyond the accumulation of bitcoin, additional risks may arise.

Bitcoin Strategy

Nakamoto believes bitcoin is an attractive asset because (i) it can serve as a store of value, supported by a robust and public open-source architecture, that is untethered to sovereign monetary policy, (ii) due to its fixed supply, bitcoin offers the potential to serve as a hedge against inflation in the long-term and, if its adoption increases, the opportunity for appreciation in value, and (iii) the Bitcoin network provides the infrastructure and opportunity for the development of financial and technological innovations.

The Board has adopted a Treasury Reserve Policy (the “Treasury Reserve Policy”) that sets forth its treasury management and capital allocation strategies, under which its treasury reserve assets consist of:

●	cash and cash equivalents and short-term investments (“Cash Assets”) held by the Company that exceed working capital requirements; and

●	bitcoin held by the Company, with bitcoin serving as the primary treasury reserve asset on an ongoing basis, subject to market conditions and anticipated needs of the business for Cash Assets.

At this time, the Company holds more than 90% of its treasury assets in bitcoin. The Company only intends to hold limited amounts of Cash Assets for working capital and general corporate purposes. The management team and Board will review and update its Treasury Reserve Policy from time to time, as they deem necessary.

The Board also adopted a corporate strategy of acquiring and holding bitcoin, including with the proceeds of capital raising transactions.

The Company’s bitcoin strategy will generally involve, from time to time, subject to market conditions, (i) issuing debt or equity securities or engaging in other capital raising transactions with the objective of using the proceeds to purchase bitcoin and (ii) acquiring bitcoin with our liquid assets that exceed working capital requirements. The Company intends to fund further bitcoin acquisitions primarily through issuances of common stock and a variety of fixed-income instruments, including debt, convertible notes and preferred stock.

The Company views its bitcoin holdings as long-term holdings and expects to continue to accumulate bitcoin in the future. It has not set any specific target for the amount of bitcoin it seeks to hold, and the Company, led by Mr. Bailey, will continue to monitor market conditions in determining whether to engage in additional financings to purchase additional bitcoin. This overall strategy will also contemplate that the Company may (i) enter into additional capital raising transactions that are collateralized by its bitcoin holdings, and (ii) consider pursuing strategies to create income streams or otherwise generate funds using its bitcoin holdings.

Additionally, Nakamoto, through its partnership with BTC Inc, will periodically engage in advocacy and educational activities, including at BTC Inc’s Bitcoin conferences around the world, regarding the continued acceptance and value of bitcoin as an open, secure protocol for an internet-native digital capital asset.

Bitcoin Treasury Implementation

We have established and intend to further develop comprehensive policies and procedures governing the purchase and monetization of bitcoin. Our acquisitions of bitcoin will be executed primarily using proceeds from equity and debt financings, with all transactions conducted through U.S.-based, institutional-grade custodians and reputable third-party exchanges. We will maintain a Treasury Reserve Policy under which excess cash assets will be allocated to bitcoin purchases, subject to market conditions and our working capital requirements. Our process for purchasing bitcoin will involve thorough due diligence on counterparties, execution through regulated exchanges or over-the-counter (OTC) desks, and careful consideration of transaction costs, including exchange fees, spreads, and custody fees. Any monetization of bitcoin will be subject to board oversight and internal risk assessments to ensure alignment with our strategic objectives and risk tolerance.

We use large third-parties U.S. cryptocurrency exchanges, such as Kraken, Anchorage and Coinbase, to purchase bitcoin for our treasury, using the net proceeds from the PIPE and Debt Financings. As part of our process in determining transactions with third-party exchanges, we search for reputable exchanges that have industry standard policies and procedures in place regarding data security and customer diligence such as policies and procedures related to AML, OFAC and KYC rules and regulations, that are similar to the robust policies and procedures we adopted at the time the bitcoin treasury strategy was first implemented. Such procedures require that all counterparties involved in our bitcoin transactions are subject to U.S. AML regulations and are screened against relevant sanctions lists, including those maintained by the OFAC. We only acquire bitcoin through entities that are compliant with applicable laws and regulations, and we conduct ongoing monitoring to ensure continued compliance. Our internal controls are designed to identify and prevent transactions with sanctioned individuals or entities, and to ensure that all bitcoin transactions are conducted in accordance with U.S. and international legal requirements. We also periodically review and update our compliance policies in response to evolving regulatory standards and industry best practices.

At this time, we do not intend to use a liquidity provider as we feel there are sufficient liquidity options through the reputable exchanges we intend to transaction with. However, our board and management team will periodically review the need for such provider.

Custody of the Company’s Bitcoin

The Company intends to hold substantially all of its bitcoin in custody accounts at U.S.-based, institutional-grade custodians that have demonstrated records of regulatory compliance and information security. As a result, the primary counterparty risk it is exposed to with respect to its bitcoin is performance obligations under the various custody arrangements into which the Company has entered. The Company custodies its bitcoin across multiple custodians to diversify its potential risk exposure to any one custodian. The Company intends to enter into custodial services contracts that will not restrict its ability to reallocate its bitcoin among its custodians, and its bitcoin holdings may be concentrated with a single custodian from time to time. In light of the significant amount of bitcoin the Company holds, it expects to continually seek to engage additional digital asset custodians to further diversify the custody of its bitcoin.

The Company has carefully selected the custodians that custody its bitcoin after undertaking a due diligence process and will continue to do so. As part of its custodian selection process, the Company evaluates and selects custodians that can demonstrate that they operate with strict security protocols, including multifactor authentication procedures designed to safekeep its bitcoin. In addition, the Company’s custodial services agreements will generally specify that the private keys that control the bitcoin will be held in offline or “cold” storage, which is designed to mitigate risks that a system may be susceptible to when connected to the internet, including the risks associated with unauthorized network access and cyberattacks. The Company also negotiates liability provisions in its custodial contracts, pursuant to which its custodians are to be held liable for their failure to safekeep the bitcoin. In addition to custodial arrangements, the Company also utilizes affiliates of its bitcoin custodians to execute bitcoin acquisition and disposition transactions on its behalf. The Company leverages the due diligence conducted in connection with its custodial arrangements when conducting due diligence of these trade execution service providers.

The Company will also conduct due diligence reviews during the custodial relationship to monitor the safekeeping of its bitcoin. As part of its process, the Company obtains and reviews its custodians’ Services Organization Controls reports. The Company is also contractually entitled to review its custodians’ relevant internal controls through a variety of methods. The Company expects to conduct supplemental due diligence in the future, when it believes it is warranted by market circumstances or otherwise.

The Company negotiates specific contractual terms and conditions with its custodians that it believes will help establish, under existing law, that the Company’s property interest in the bitcoin held by its custodians is not subject to the claims of the custodian’s creditors in the event the custodian enters bankruptcy, receivership or similar insolvency proceedings. All of its custodians are subject to regulatory regimes intended to protect customers in the event that a custodian enters bankruptcy, receivership or similar insolvency proceedings. Based on existing law and the terms and conditions of its contractual arrangements with its custodians, Nakamoto believes that the bitcoin held on the Company’s behalf by its custodians would not be considered part of a custodian’s bankruptcy estate were one or more of Nakamoto’s custodians to enter bankruptcy, receivership or similar insolvency proceedings.

Company’s Plan of Operation for the Next Twelve Months

KindlyMD will continue is medical business operations. In addition, through Nakamoto, it will implement and grow its business strategy centered around the accumulation of bitcoin as the primary treasury reserve asset.

In the future, the Company intends to raise additional capital to put towards bitcoin accumulation. In addition to direct bitcoin accumulation, the Company intends to evaluate strategic opportunities, including investments in, or acquisitions of, companies that have adopted bitcoin as a core component of their treasury policy. This approach is designed to align the Company with macroeconomic tailwinds favoring decentralized monetary assets, enhance balance sheet resilience, and differentiate the Company within the public markets.

Any such expansion would require additional capital to be raised as we are contractually obligated to use a majority of the proceeds from the PIPE and Debt Financings to purchase bitcoin. As the Company pursues additional operations beyond the accumulation of bitcoin, additional risks may arise.

Potential Expansion of Business Strategy

Following the establishment and growth of its bitcoin treasury, the Company will consider raising additional capital and/or leveraging its treasury to acquire and develop bitcoin companies operating in the finance, media and advisory industries, with the ultimate goal of creating a diversified ecosystem of bitcoin companies in the future. Any such expansion would require additional capital to be raised. As the Company pursues additional operations beyond the accumulation of bitcoin, additional risks may arise. The Company is considering two areas of possible expansion of its business operations, including strategic transactions with bitcoin-treasury companies and implementing a bitcoin yield strategy.

Strategic Focus on Bitcoin-Treasury Companies

In addition to direct bitcoin accumulation, the Company intends to actively evaluate strategic investments in, or acquisitions of, companies that have adopted bitcoin as a core component of their treasury policy. The Company is interested in investing in companies that demonstrate long-term conviction in bitcoin and align operationally with the Company’s focus on monetary innovation.

To support this strategy, the Company may look to raise additional capital in various manners, including the public and private markets. The Company could also selectively deploy a portion of its bitcoin holdings or future proceeds into income-generating activities or opportunistic M&A transactions involving bitcoin-aligned businesses.

The Company believes that this strategy positions it as a differentiated public market vehicle for investors seeking exposure to the bitcoin ecosystem, both through direct asset ownership and strategic corporate alignment.

The Company has not invested in any companies with bitcoin treasury strategies, nor entered into any definitive agreements for any acquisitions. At this time, the Company does not plan to deploy any portion of its bitcoin holdings for strategic transactions.

The Company intends to evaluate and execute transactions on a rolling basis as its board and management team determines is in the best interest of the Company and depending on the availability of funds and access to capital necessary to complete such investments and acquisitions. Additionally, the Company may be limited in its ability to fund such investments or acquisitions due to restrictions included in its then-existing debt obligations. Management will monitor market, regulatory, and counterparty risks on a continuous basis to optimize any expansion in operations.

Bitcoin Yield Strategy

A “BTC Yield” strategy refers to the increase in bitcoin holdings per fully diluted share over time. This metric captures the effective growth of bitcoin-denominated shareholder value.

To achieve BTC Yield, the Company may consider any of the following actions:

1.	Reinvest Operating Cash Flows: Allocate cash generated from operations or divestitures into additional bitcoin purchases.

2.	Raise Strategic Capital: Opportunistically issue equity or debt securities, subject to market conditions, for the purpose of acquiring additional bitcoin.

3.	Deploy Bitcoin into Yield-Generating Opportunities: Evaluate conservative and regulated mechanisms to earn a return on held bitcoin, including implementing volatility strategies such as selling covered calls against bitcoin held on the balance sheet to generate premium income, or Realizing investment returns that exceed the bitcoin price performance over the same time period.

Any such activities will be subject to comprehensive internal risk assessments, regulatory review, and oversight by the Company’s finance and compliance teams. At this time, the Company has not implemented any BTC Yield strategy.

The Company has begun evaluating potential bitcoin yield activities following the implementation of its bitcoin treasury strategy. The amount and scale of funds the Company can use towards bitcoin yield activities will depend on a variety of factors including available funds, treasury size, price of bitcoin, liquidity needs of the Company and other relevant factors our management team determines. The sources of the funds we will use to fund these activities may include raising additional capital in various manners, including the public and private markets, and selectively deploying a portion of our bitcoin holdings or future proceeds from existing operations, to the extent available. Challenges with these activities may include counterparty risk, regulatory uncertainty around certain activities and technology integration issues.

There is no guarantee that the Company will be successful in finding, evaluating and completing opportunities to expand its existing operations on terms favorable to the Company, or at all.

Overview of the Bitcoin Industry and Market

Bitcoin is a digital asset that is issued by and transmitted through an open-source protocol, known as the bitcoin protocol, collectively maintained by a peer-to-peer network of decentralized user nodes. This network hosts a public transaction ledger, known as the bitcoin blockchain, on which bitcoin holdings and all validated transactions that have ever taken place on the bitcoin network are recorded. Balances of bitcoin are stored in individual “wallet” functions, which associate network public addresses with one or more “private keys” that control the transfer of bitcoin. The bitcoin blockchain can be updated without any single entity owning or operating the network.

The global bitcoin market has experienced significant expansion in recent years, with the total market capitalization of bitcoin reaching over $2 trillion as of June 2025. This growth reflects both the increasing adoption of bitcoin as a store of value and its emergence as a foundational asset within the broader digital asset ecosystem. The number of people with exposure to bitcoin continues to rise, and daily transaction volumes regularly exceed billions of dollars, underscoring the asset’s liquidity and global reach.

Creation of New Bitcoin and Limits on Supply

The bitcoin protocol limits the total number of bitcoins that can be generated over time to 21 million. As of June 1, 2025, approximately 20.0 million bitcoins have been generated, further highlighting the asset’s scarcity and long-term value proposition. New bitcoins are created and allocated by the bitcoin protocol through a “mining” process that rewards users that validate transactions in the bitcoin blockchain. Validated transactions are added in “blocks” approximately every 10 minutes. The mining process serves to validate transactions and secure the bitcoin network. Mining is a competitive and costly operation that requires a large amount of computational power to solve complex mathematical algorithms. This expenditure of computing power is known as “proof of work.”

To incentivize miners to incur the costs of mining bitcoin, the bitcoin protocol rewards miners that successfully validate a block of transactions with newly generated bitcoin. The current reward for miners that successfully validate a block of transactions is 3.125 bitcoin per mined block. The mining reward is reduced by half, which is referred to as a bitcoin halving, after every 210,000 blocks are mined. This has historically occurred approximately every four years. The most recent bitcoin halving occurred in April 2024, and the next bitcoin halving is expected to occur sometime in 2028.

Modifications to the Bitcoin Protocol

Bitcoin is an open-source network that has no central authority, so no one person can unilaterally make changes to the software that runs the network. However, there is a core group of developers that maintains the code for the bitcoin protocol, and they can propose changes to the source code and release periodic updates and other changes. Unlike most software that has a central entity that can push updates to users, bitcoin is a peer-to-peer network in which individual network participants, called nodes, decide whether to upgrade the software and accept the new changes. As a practical matter, a modification becomes part of the bitcoin protocol only if the proposed changes are accepted by participants collectively having more than 50% of the processing power, known as hash rate, on the network. If a certain percentage of the nodes reject the changes, then a “fork” takes place, and participants can choose the version of the software they want to run.

Forms of Attack Against the Bitcoin Network and Wallets

Blockchain technology has certain built-in security features that make it difficult for hackers and other malicious actors to corrupt the blockchain or protocol. However, as with any computer network, the bitcoin network may still be subject to certain attacks. Some forms of attack include unauthorized access to wallets that hold bitcoin and direct attacks, like “denial-of-service attacks” or “51% attacks” on the bitcoin network.

Bitcoin is controllable only by the possessor of both the unique public key and private key(s) relating to the local or online digital wallet in which the bitcoin is held. Private keys used to access bitcoin balances are not widely distributed and are typically held on hardware (which can be physically controlled by the holder or by a third party such as a custodian) or via software programs on third-party servers. One form of obtaining unauthorized access to a wallet occurs following a phishing attack where the attacker deceives the victim and manipulates them into sharing their private keys for their digital wallet or other sensitive information. Other similar attacks may also result in the loss of private keys and the inability to access, and effective loss of, the corresponding bitcoin.

A “denial-of-service attack” occurs when legitimate users are unable to access information systems, devices, or other network resources due to the actions of a malicious actor flooding the network with traffic until the network is unable to respond or crashes. The bitcoin network has been, and can be in the future, subject to denial-of-service attacks, which can result in temporary delays in block creation and in the transfer of bitcoin. A “51% attack” may occur when a group of miners attain more than 50% of the bitcoin network’s mining power, thereby enabling them to control the bitcoin network and protocol and manipulate the blockchain.

Bitcoin Industry Participants

The primary Bitcoin industry participants are miners, investors and traders, digital asset exchanges and service providers, including custodians, brokers, payment processors, wallet providers and financial institutions.

Miners.    Miners range from bitcoin enthusiasts to professional mining operations that design and build dedicated mining machines and data centers, including mining pools, which are groups of miners that act cohesively and combine their processing power to mine bitcoin blocks. See “—Creation of New Bitcoin and Limits on Supply” above.

Investors and Traders.    Bitcoin investors and traders include individuals and institutional investors who, directly or indirectly, purchase, hold, and sell bitcoin or bitcoin-based derivatives. On January 10, 2024, the SEC issued an order approving several applications for the listing and trading of shares of spot bitcoin exchange-traded products (“ETPs”) on U.S. national securities exchanges. While the SEC had previously approved exchange-traded funds where the underlying assets were bitcoin futures contracts, this order represented the first time the SEC approved the listing and trading of ETPs that acquire, hold and sell bitcoin directly. ETPs can be bought and sold on a stock exchange like traditional stocks, and provide investors with another means of gaining economic exposure to bitcoin through traditional brokerage accounts.

Digital Asset Exchanges.    Digital asset exchanges provide trading venues for purchases and sales of bitcoin in exchange for fiat or other digital assets. Bitcoin can be exchanged for fiat currencies, such as the U.S. dollar, at rates of exchange determined by market forces on bitcoin trading platforms, which are not regulated in the same manner as traditional securities exchanges. In addition to these platforms, over-the-counter markets and derivatives markets for bitcoin also exist. The value of bitcoin within the market is determined, in part, by the supply of and demand for bitcoin in the global bitcoin market, market expectations for the adoption of bitcoin as a store of value, the number of merchants that accept bitcoin as a form of payment, and the volume of peer-to-peer transactions, among other factors.

Service providers.    Service providers offer a multitude of services to other participants in the bitcoin industry, including custodial and trade execution services, commercial and retail payment processing, loans secured by bitcoin collateral, and financial advisory services. If adoption of the bitcoin network continues to materially increase, we anticipate that service providers may expand the currently available range of services and that additional parties will enter the service sector for the bitcoin network.

Other Digital Assets

As of August 2025, bitcoin was the largest digital asset by market capitalization. However, numerous alternative digital assets exist, and many entities, including consortia and financial institutions, are actively researching and investing resources in blockchain platforms and digital assets that utilize consensus mechanisms other than proof-of-work mining, which is employed by the bitcoin network. For example, in late 2022, the Ethereum network transitioned to a “proof-of-stake” mechanism for validating transactions that requires significantly less computing power than proof-of-work mining. Other alternative digital assets that compete with bitcoin in certain ways include “stablecoins,” which are designed to maintain a constant price because of their issuers’ promise to hold high-quality liquid assets (such as U.S. dollar deposits and short-term U.S. treasury securities) equal to the total value of stablecoins in circulation. Stablecoins have grown rapidly as an alternative to bitcoin and other digital assets as a medium of exchange and store of value, particularly on digital asset trading platforms. Additionally, central banks in some countries have started to introduce digital forms of legal tender.

Competition

Our bitcoin strategy generally involves, from time to time, subject to market conditions, (i) issuing debt or equity securities or engaging in other capital raising transactions with the objective of using the proceeds to purchase bitcoin and (ii) acquiring bitcoin with our liquid assets that exceed working capital requirements. A growing number of companies are adopting bitcoin and other cryptocurrencies as primary treasury reserve assets, resulting in an increasingly competitive landscape among so-called “crypto treasury” companies.  As more public and private entities implement similar digital asset treasury strategies, the Company faces and will continue to face heightened competition for capital, investor interest, and market share within this expanding sector. When we engage in such capital raising transactions, we compete for capital with, among others, ETPs, bitcoin miners, digital assets exchanges, other digital assets service providers, other companies that hold bitcoin or other digital assets as treasury reserve assets, private funds that invest in bitcoin and other digital assets, and similar vehicles. An increase in the competition for sources of capital could adversely affect the availability and cost of financing for our bitcoin purchases, and thereby could adversely affect the market price of our listed securities.

The Company’s business model is fundamentally differentiated from bitcoin ETFs, mining companies, and other digital asset firms through a unique combination of direct bitcoin holdings, ownership of operating companies, including KindlyMD’s historic healthcare operations, and public market access. This integrated approach provides investors with a multifaceted exposure to the bitcoin ecosystem that is not available through traditional investment vehicles.

Bitcoin ETFs are designed solely to track the price of bitcoin and provide passive exposure through a regulated fund structure, the Company directly acquires and holds bitcoin as its primary treasury reserve asset. The Company’s Treasury Reserve Policy prioritizes the accumulation of bitcoin using excess cash assets and proceeds from capital raising transactions, with a long-term view toward holding and growing its bitcoin reserves. This direct ownership model ensures that shareholders have transparent, verifiable exposure to bitcoin’s price appreciation, while also allowing the Company to leverage its bitcoin holdings for strategic and operational purposes.

Potential Advantages and Disadvantages of Holding Bitcoin

Nakamoto believes that bitcoin is an attractive asset because it can serve as a store of value, supported by a robust and public open-source architecture, that is untethered to sovereign monetary policy. We also believe that, due to its limited supply, bitcoin offers the potential to serve as a hedge against inflation in the long-term and, if its adoption increases, the opportunity for appreciation in value.

Bitcoin exists entirely in electronic form, as virtually irreversible public transaction ledger entries on the blockchain, and transactions in bitcoin are recorded and authenticated not by a central repository, but by a decentralized peer-to-peer network. This decentralization mitigates the risks of certain threats common to centralized computer networks, such as denial-of-service attacks, and reduces the dependency of the bitcoin network on any single system. The decentralization of user nodes and miners also mitigates the risk of a 51% attack, which would be very costly and difficult to execute with respect to bitcoin because the bitcoin network is open source and widely distributed, and transactions on the blockchain require significant computing power to be validated. However, while the bitcoin network as a whole is decentralized, the private keys used to access bitcoin balances are not widely distributed and are susceptible to phishing and other attacks designed to obtain sensitive information or gain access to password-protected systems. Loss of such private keys can result in an inability to access, and effective loss of, the corresponding bitcoin. Consequently, bitcoin holdings are susceptible to all of the risks inherent in holding any electronic data, such as power failure, data corruption, security breach, communication failure and user error, among others. These risks, in turn, make bitcoin substantially more susceptible to theft, destruction, or loss of value from hackers, corruption, viruses and other technology-specific factors as compared to conventional fiat currency or other conventional financial assets.

In addition, the bitcoin network relies on open-source developers to maintain and improve the bitcoin protocol. Accordingly, bitcoin may be subject to protocol design changes, governance disputes such as “forked” protocols, competing protocols, and other open source-specific risks that do not affect conventional proprietary software.

Government Regulation

The laws and regulations applicable to bitcoin and digital assets are evolving and subject to interpretation and change.

Governments around the world have reacted differently to digital assets; certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while in some jurisdictions, such as the U.S., digital assets are subject to overlapping, uncertain and evolving regulatory requirements.

As digital assets have grown in both popularity and market size, the U.S. Executive Branch, Congress and a number of U.S. federal and state agencies, including the Financial Crimes Enforcement Network, the Commodity Futures Trading Commission (“CFTC”), the SEC, the Financial Industry Regulatory Authority, the Consumer Financial Protection Bureau, the Department of Justice, the Department of Homeland Security, the Federal Bureau

of Investigation, the IRS and state financial regulators, have been examining the operations of digital asset networks, digital asset users and digital asset exchanges, with particular focus on the extent to which digital assets can be used to violate state or federal laws, including to facilitate the laundering of proceeds of illegal activities or the funding of criminal or terrorist enterprises, and the safety and soundness and consumer-protective safeguards of exchanges or other service-providers that hold, transfer, trade or exchange digital assets for users. Many of these state and federal agencies have issued consumer advisories regarding the risks posed by digital assets to investors. In addition, federal and state agencies, and other countries have issued rules or guidance regarding the treatment of digital asset transactions and requirements for businesses engaged in activities related to digital assets.

Depending on the regulatory characterization of bitcoin, the markets for bitcoin in general, and the Company’s activities in particular, the Company’s business and bitcoin strategy may be subject to regulation by one or more regulators in the United States and globally. Ongoing and future regulatory actions may alter, to a materially adverse extent, the nature of digital assets markets, the participation of industry participants, including service providers and financial institutions in these markets, and our ability to pursue our bitcoin strategy. Additionally, U.S. state and federal and foreign regulators and legislatures have taken action against industry participants, including digital assets businesses, and enacted restrictive regimes in response to adverse publicity arising from hacks, consumer harm, or criminal activity stemming from digital assets activity. U.S. federal and state energy regulatory authorities are also monitoring the total electricity consumption of cryptocurrency mining, and the potential impacts of cryptocurrency mining to the supply and dispatch functionality of the wholesale grid and retail distribution systems. Many state legislative bodies have passed, or are actively considering, legislation to address the impact of cryptocurrency mining in their respective states.

The CFTC takes the position that some digital assets, including bitcoin, fall within the definition of a “commodity” under the Commodities Exchange Act of 1936, as amended (the “CEA”). Under the CEA, the CFTC has broad enforcement authority to police market manipulation and fraud in spot digital assets markets in which we may transact. Beyond instances of fraud or manipulation, the CFTC generally does not oversee cash or spot market exchanges or transactions involving digital asset commodities that do not utilize margin, leverage, or financing. In addition, CFTC regulations and CFTC oversight and enforcement authority apply with respect to futures, swaps, other derivative products and certain retail leveraged commodity transactions involving digital asset commodities, including the markets on which these products trade.

The SEC and its staff have taken the position that certain other digital assets fall within the definition of a “security” under the U.S. federal securities laws. Public statements made by senior officials and senior members of the staff at the SEC indicate that the SEC does not consider bitcoin to be a security under the federal securities laws. However, such statements are not official policy statements by the SEC and reflect only the speakers’ views, which are not binding on the SEC or any other agency or court and cannot be generalized to any other digital assets.

In addition, since transactions in bitcoin provide a degree of anonymity, they are susceptible to misuse for criminal activities, such as money laundering. This misuse, or the perception of such misuse, could lead to greater regulatory oversight of bitcoin and Bitcoin platforms, and there is the possibility that law enforcement agencies could close or blacklist bitcoin platforms or other bitcoin-related infrastructure with little or no notice and prevent users from accessing or retrieving bitcoin held via such platforms or infrastructure. For example, the U.S. Treasury Department’s Office of Foreign Assets Control has issued updated advisories regarding the use of virtual currencies, added a number of digital asset exchanges and service providers to the Specially Designated Nationals and Blocked Persons list and engaged in several enforcement actions, including a series of enforcement actions that have either shut down or significantly curtailed the operations of several smaller digital asset exchanges associated with Russian and/or North Korean nationals. Additionally, in January 2025, the Consumer Financial Protection Bureau announced that it is seeking public input on privacy protections and surveillance in digital payments, particularly those offered through large technology platforms

As noted above, activities involving bitcoin and other digital assets may fall within the jurisdiction of more than one financial regulator and various courts and such laws and regulations are rapidly evolving and increasing in scope. On January 23, 2025, President Trump issued an executive order titled, Strengthening American Leadership in Digital Financial Technology. While the executive order did not mandate the adoption of any specific regulations, the executive order identifies certain key objectives to guide agencies involved in crypto regulation, including (i) protecting the sovereignty of the United States dollar by promoting the development of United States dollar-backed stablecoins, (ii) providing regulatory clarity and certainty built on technology-neutral regulations for individuals and firms involved in digital assets, including through well-defined jurisdictional regulatory boundaries, and (iii) taking measures to protect Americans from the risks of Central Bank Digital Currencies. To achieve these objectives, the executive order established a working group on digital asset markets within the National Economic Council, comprised of representatives from key federal agencies, with a tight timeline for examining existing regulations and proposing a new regulatory framework. There have also been several bills introduced in Congress that propose to establish additional regulation and oversight of the digital asset markets.

Employees

Prior the closing of the Merger, Nakamoto had a total of 6 employees, of whom all were based in the United States and U.S. territories. None of Nakamoto’s employees were represented by a labor union. Nakamoto did not experienced any work stoppages and generally consider our relations among Nakamoto employees to be positive.

Available Information

Nakamoto’s website is located at www.nakamoto.com.

Exhibit 99.7

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NAKAMOTO

The following should be read in conjunction with our financial statements and related notes. The following discussion contains “forward-looking statements” that reflect our future plans, estimates, beliefs and expectations. We caution that assumptions, expectations, projections, intentions or beliefs about future events may vary materially from actual results. Some of the key factors which could cause actual results to vary from our expectations include the factors discussed elsewhere in our public filings with the Securities and Exchange Commission (the “SEC”), all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” (included in our public filings with the SEC) contain important information. We do not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law.

Overview

Nakamoto Holdings, Inc. (“Nakamoto”) was formed as a new holding and operating company that seeks to build a global portfolio of bitcoin treasury companies. Nakamoto’s primary focus is accumulating its long-term bitcoin position, generating “bitcoin yield,” and building the best performing portfolio of bitcoin-native companies. Bitcoin yield is a measure of the accretion of bitcoin owned by the company on a per-share basis, potentially presenting an attractive investment case for those looking for exposure to bitcoin.

Recent Developments

Merger Agreement

On May 12, 2025, KindlyMD, Inc., a Utah corporation (“KindlyMD”) entered into a Merger Agreement with Kindly Holdco Corp., a Delaware corporation and a direct, and wholly owned subsidiary of KindlyMD (“Merger Sub”), Nakamoto, and Wade Rivers, LLC, a Wyoming limited liability company (the “Merger Agreement”). Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Nakamoto, with Nakamoto continuing as the surviving entity and a wholly-owned subsidiary of KindlyMD (the “Merger”), and as a result of which the holders of Nakamoto Class A and Class B common stock (other than shares held in treasury or by dissenting stockholders) will receive an aggregate 22.3 million shares of KindlyMD common stock based on a price per share of $1.12. On August 14, 2025, the Merger closed and the shares of common stock of Merger Sub were converted into shares of common stock of the surviving corporation. No fractional shares were issued; instead, cash was paid in lieu of fractional shares.

Marketing Services Agreement

In connection with the execution of the Merger Agreement, BTC Inc, a Delaware corporation (“BTC Inc”) and Nakamoto also entered into a Marketing Services Agreement, dated as of May 12, 2025 (the “Marketing Services Agreement”). Under this agreement, BTC will provide certain marketing and promotional services to Nakamoto during the period leading up to the closing of the Merger. The Marketing Services Agreement outlines the scope of services to be provided, which may include digital marketing, brand promotion, and customer outreach initiatives designed to enhance the visibility and market presence of Nakamoto’s products and services.

Loan Agreement

On June 6, 2025, Nakamoto entered into a loan agreement (the “Loan Agreement”) with BTC Inc, pursuant to which BTC Inc agreed to loan to Nakamoto up to $500,000, to be disbursed in a single installment upon written request by Nakamoto, at its discretion. The Loan Agreement is a non-interest-bearing loan matures on the fifth business day following the receipt of funds received by the Company in private placement transactions in which institutional investors purchased newly issued shares of common stock and pre-funded warrants of the Company (the “PIPE Financings”). On June 10, 2025, Nakamoto requested the disbursement of the funds. The Company agreed to repay in full the Loan Agreement within 30 days of the closing of the Merger.

Key Factors Affecting Our Performance

Limited Operating History

We have a limited operating history and there is limited historical financial information upon which to base an evaluation of our performance. Our financial statements must be considered in light of the uncertainties, risks, expenses, and difficulties frequently encountered by companies in their early stages of operations. As we are recently incorporated, our audited financial statements for the period from March 6, 2025 (inception) to April 30, 2025 presented in this exhibit, does not present results for the full twelve-month period or for any prior periods.

Public Company Expenses

Following the Merger and related Transactions, we expect to incur increased expenses as a result of being a public company (for legal, insurance, financial reporting, accounting and auditing compliance), as well as for operating expenses and those related to our bitcoin treasury strategy. We expect our expenses to increase substantially after the closing of the Merger and related Transactions.

Results of Operations and Known Trends or Future Events

We have not generated any revenues to date. Our only activities since inception have been organizational activities, and those related to the Merger and related Transactions. We currently do not know when we will generate revenues, if ever. Our future operational results and expenses may be subject to fluctuations from period to period.

Liquidity and Capital Resources

We have not generated any revenues to date. Our only activities since inception have been organizational activities, and those related to the Merger and related Transactions. As indicated in the accompanying financial statements, at April 30, 2025, we had $10,000 in cash. Our liquidity needs have been satisfied through the sale of common stock.

Loan Agreement

On June 6, 2025, Nakamoto entered into a Loan Agreement with BTC Inc, pursuant to which BTC Inc agreed to loan to Nakamoto up to $500,000, to be disbursed in a single installment upon written request by Nakamoto, at its discretion. The Loan Agreement is a non-interest-bearing loan matures on the fifth business day following the receipt of funds received by the Company in the PIPE Financings. On June 10, 2025, Nakamoto requested the disbursement of the funds. The Company agreed to repay in full the Loan Agreement within 30 days of the closing of the Merger.

We estimate that the net proceeds from the sale of equity and convertible debt in connection with the Merger, after deducting offering expenses and placement agent fees, will be sufficient to fund our near-term operations following the consummation of the Merger. We do not believe we will need to raise additional funds following the Merger in order to meet the expenditures required for operating our business for the next twelve months. However, if our estimates of the costs of are less than the actual amount necessary to do so, we may have insufficient funds available, and these estimates may differ materially from our actual expenses. In order to fund working capital deficiencies or finance transactions in connection we may need to raise additional equity or debt.

Controls and Procedures

We are not currently required to comply with the SEC’s rules implementing Section 404 of Sarbanes Oxley, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Section 302 of the Sarbanes-Oxley Act of 2002, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. We will not be required to make our first assessment of our internal control over financial reporting under Section 404 until our second annual report after becoming a public company.

Further, our independent registered public accounting firm is not yet required to formally attest to the effectiveness of our internal controls over financial reporting, and will not be required to do so for as long as we are an “emerging growth company” pursuant to the provisions of the JOBS Act. See “Summary — Emerging Growth Company Status.”

Off-Balance Sheet Arrangements; Commitments and Contractual Obligations

As of April 30, 2025, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on certain exemptions we may not be required to, among other things, (i) provide an independent registered public accounting firm’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the report of the independent registered public accounting firm providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years or until we are no longer an “emerging growth company,” whichever is earlier.

Emerging Growth Company and Smaller Reporting Company Status

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. However, we have elected to opt out of this extended transition period and to comply with new or revised accounting standards as they apply to public companies. As a result, our financial statements are prepared in accordance with public company effective dates for applicable accounting standards and may be more comparable to those of other public companies that do not rely on the extended transition period.

Recently Issued Accounting Pronouncements

See Note 2 to our audited financial statements included elsewhere in the Current Report on Form 8-K for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one yet, of their potential impact on our financial condition of results of operations.

Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of loss that may impact our financial position because of adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure resulting from potential changes in interest rates. We do not hold financial instruments for trading purposes.

We are exposed to the impact of market price changes in bitcoin and foreign currency fluctuations.

Market Price Risk of Bitcoin. We will use a significant portion of our cash, including cash generated from capital raising transactions, to acquire bitcoin. We will account for our bitcoin as indefinite lived intangible assets, which are subject to impairment losses if the fair value of our bitcoin decreases below their carrying value at any time since their acquisition. Impairment losses cannot be recovered for any subsequent increase in fair value. Negative swings in the market price of bitcoin could have a material impact on our earnings and on the carrying value of our digital assets. Positive swings in the market price of bitcoin are not reflected in the carrying value of our digital assets and impact earnings only when the bitcoin is sold at a gain.